UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

WORTHINGTON ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-08399	31-1189815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Old Wilson Bridge Road Columbus, OH 43085	43085
(Address of principal executive offices)	(Zip code)

(614) 438-3210

(Registrant’s telephone number, including area code)

Worthington Industries, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	WOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2023 (the “Distribution Date”), at 12:01 a.m. Eastern time, the previously announced separation (the “Separation”) of Worthington Steel, Inc. (“Worthington Steel”) from Worthington Enterprises, Inc. (formerly known as Worthington Industries, Inc.) (“Worthington Enterprises,” the “Company,” “we,” “us” or “our”) was completed. The Separation of Worthington Steel, which is comprised of the Steel Processing business, from Worthington Enterprises, which is comprised of the Building Products, Consumer Products and Sustainable Energy Solutions businesses, was achieved through Worthington Enterprises’ pro rata distribution of 100% of the outstanding common shares of Worthington Steel to holders of record of Worthington Enterprises common shares of as of the close of business on November 21, 2023 (the “Record Date”). Each holder of record of Worthington Enterprises common shares received one common share of Worthington Steel for every one common share of Worthington Enterprises held at the close of business on the Record Date (the “Distribution”). In connection with the Separation, Worthington Steel made a cash distribution of approximately $150 million to the Company. Following the completion of the Separation, Worthington Industries, Inc. changed its name to Worthington Enterprises, Inc. Additionally, following the Separation, the Company’s common shares will continue trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “WOR.” Simultaneously, on December 1, 2023, Worthington Steel became an independent, publicly traded company and its common shares began trading on the NYSE under the ticker symbol “WS.”

In connection with the Separation, the Company entered into several agreements with Worthington Steel on November 30, 2023 that, among other things, provide a framework for the Company’s relationship with Worthington Steel after the Separation, including the following agreements:

•	Separation and Distribution Agreement;

•	Transition Services Agreement;

•	Tax Matters Agreement;

•	Employee Matters Agreement;

•	Trademark License Agreement;

•	WBS License Agreement; and

•	Steel Supply Agreement.

A summary of certain material features of the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Trademark License Agreement, the WBS License Agreement and the Steel Supply Agreement are included below.

The Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth our agreements with Worthington Steel regarding the principal actions taken in connection with the Separation. It also sets forth other agreements that govern certain aspects of our relationship with Worthington Steel following the Separation and Distribution.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies assets transferred, liabilities assumed and contracts allocated to each of Worthington Steel and us as part of the Separation, and describes when and how these transfers, assumptions and assignments occurred, though many of the transfers, assumptions and assignments occurred prior to the parties’ entering into the Separation and Distribution Agreement. The Separation and Distribution Agreement provides for those transfers of assets and assumptions of liabilities that are necessary in connection with the Separation so that we and Worthington Steel retain or acquire the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the Separation. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Worthington Steel. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

“SteelCo Assets” (as defined in the Separation and Distribution Agreement), including, but not limited to, the equity interests of Worthington Steel’s subsidiaries, assets reflected on its pro forma balance sheet and assets primarily (or in the case of intellectual property, business records, rights to indemnification and permits, exclusively) relating to Worthington Steel’s business, are retained by or transferred to Worthington Steel or one of its subsidiaries, except as set forth in the Separation and Distribution Agreement or one of the other agreements described below;

•

“SteelCo Liabilities” (as defined in the Separation and Distribution Agreement), including, but not limited to, the following are retained by or transferred to Worthington Steel or one of its subsidiaries:

•

all of the liabilities (whether or not such liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the effective time of the Separation) to the extent related to, arising out of or resulting from Worthington Steel’s business;

•

all of the liabilities as of the effective time of the Separation that would have resulted in such liabilities being included or reflected as liabilities or obligations of Worthington Steel or its subsidiaries on its pro forma balance sheet;

•	liabilities based upon, relating to or arising from Worthington Steel’s contracts;

•	liabilities based upon, relating to or arising from Worthington Steel’s intellectual property;

•	liabilities based upon, relating to or arising out of Worthington Steel’s permits;

•	liabilities based upon, relating to or arising out of Worthington Steel’s real property leases;

•	liabilities based upon, relating to or arising out of Worthington Steel’s owned property;

•

liabilities with respect to terminated, divested or discontinued businesses, assets or operations that were of such a nature that they would have been part of Worthington Steel’s business had they not been terminated, divested or discontinued;

•

“Environmental Liabilities” (as defined in the Separation and Distribution Agreement) arising at, prior to or after the effective time of the Separation to the extent based upon, relating to or arising from the conduct of Worthington Steel’s business;

•	liabilities arising out of claims by any third party against Worthington Steel to the extent relating to, arising out of or resulting from Worthington Steel’s business or its assets; and

•

all of our assets and liabilities are retained by us or one of our subsidiaries (other than Worthington Steel or one of its subsidiaries), except as set forth in the Separation and Distribution Agreement or one of the other agreements described below and except for other limited exceptions that result in Worthington Steel retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement, are generally covered by the Tax Matters Agreement.

Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance proves to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with. In general, neither we nor Worthington Steel make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.

Certain of the liabilities and obligations assumed by one party or for which one party may have an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the Separation are, and following the Separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Cash Distribution

Pursuant to the Separation and Distribution Agreement, Worthington Steel distributed approximately $150.0 million to us in consideration of the transfer of the SteelCo Assets to Worthington Steel in connection with the Separation. We will use this cash to satisfy certain of our debt obligations.

Further Assurances; Separation of Guarantees

To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation and Distribution Agreement have not been consummated on or prior to the date of the distribution, each party agrees to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and other transaction agreements. Additionally, we and Worthington Steel will use commercially reasonable efforts to remove Worthington Steel and its subsidiaries as a guarantor of liabilities retained by us and our subsidiaries and to remove us and our subsidiaries as a guarantor of liabilities to be assumed by Worthington Steel.

Shared Contracts and Permits

In the event any contract or permit is not a SteelCo Asset and is shared between Worthington Steel and us, such contract or permit remains with us, however the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract or permit after the Separation is complete.

Release of Claims and Indemnification

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party releases and forever discharges the other party and its subsidiaries and affiliates from all liabilities of such party, liabilities arising from, or in connection with, the transactions and other activities to implement the Separation and Distribution and liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the effective time of the Separation (whether or not such liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the effective time of the Separation) to the extent relating to, arising out of or resulting from such party’s business, assets and liabilities. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation and Distribution Agreement or any ancillary agreement. These releases are subject to certain exceptions set forth in the Separation and Distribution Agreement.

The Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to Worthington Steel under the Separation and Distribution Agreement with us and financial responsibility for the obligations and liabilities allocated to us under the Separation and Distribution Agreement. Specifically, each party indemnifies, defends and holds harmless the other party, its affiliates and subsidiaries and each of its past, present and future officers, directors, employees and agents for any losses relating to, arising out of or resulting from, directly or indirectly:

•	the liabilities the indemnifying party assumed or retained pursuant to the Separation and Distribution Agreement;

•

any breach by the indemnifying party of the Separation and Distribution Agreement or any ancillary agreement (unless such other ancillary agreement expressly provides for separate indemnification therein);

•	any third-party claims that the use of the indemnifying party’s intellectual property by the other party infringes the intellectual property rights of such third-party;

•	any guarantee, indemnification or contribution obligation, letter of credit, bond or similar credit support commitment by the other party for the benefit of the indemnifying party; and

•

any untrue statement or alleged untrue statement of material fact or omission by such indemnifying party in the Registration Statement on Form 10 filed by Worthington Steel (the “Form 10”), the information statement filed as Exhibit 99.1 to the Form 10, or any other disclosure document.

Each party’s aforementioned indemnification obligations are uncapped; provided that the amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes are governed by the Tax Matters Agreement.

Legal Matters

Except as otherwise set forth in the Separation and Distribution Agreement or any ancillary agreement (or as otherwise described above), each party to the Separation and Distribution Agreement assumes the liability for, and may elect to control, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and indemnifies the other party for any liability arising out of or resulting from such legal matters.

Insurance

Following the Separation, Worthington Steel is responsible for obtaining and maintaining at its own cost its own insurance coverage. Additionally, with respect to certain claims arising prior to the Separation, Worthington Steel may seek coverage under our third-party insurance policies in effect prior to the Separation to the extent that coverage may be available thereunder.

No Restriction on Competition

None of the provisions of the Separation and Distribution Agreement include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.

No Hire and No Solicitation

Subject to customary exceptions, neither we nor Worthington Steel will, without the consent of the other party, solicit or hire certain employees of the other party or its subsidiaries for one (1) year following the Separation.

Dispute Resolution

If a dispute arises between us and Worthington Steel under the Separation and Distribution Agreement, the parties will first seek to settle the matter amicably by negotiation in the normal course of business at the operational level for a 30-day period. If the parties are unable to resolve the dispute in such manner, executives of the parties will negotiate to resolve such dispute for an additional 30-day period. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the Separation and Distribution Agreement, the dispute will be resolved through binding confidential arbitration.

Term/Termination

After the Distribution, the term of the Separation and Distribution Agreement is indefinite and it may only be terminated with the prior written consent of both Worthington Steel and us.

Separation Costs

All costs with respect to the Separation incurred prior to the Separation are borne and paid by us, except as otherwise provided by the Tax Matters Agreement.

All costs with respect to the Separation incurred after the Separation are borne and paid by Worthington Steel except to the extent such fees and expenses were incurred in connection with services expressly requested by and incurred to the direct benefit of the Company. In addition, Worthington Steel bears responsibility for all other services provided to or for the benefit of Worthington Steel, whether provided before or after the Separation.

Any costs or expenses incurred by a party for actions requested by the other party to vest in such party all the transferring party’s right, title and interest to the assets allocated to such party shall be borne by the requesting party.

Treatment of Intercompany Arrangements

Except as otherwise set forth in the Separation and Distribution Agreement, upon completion of the Separation, all intercompany balances, accounts and agreements between us or any of our subsidiaries (other than us and our subsidiaries), on the one hand, and Worthington Steel or any of its subsidiaries, on the other hand, were terminated.

Other Matters Governed by the Separation and Distribution Agreement

Other matters governed by the Separation and Distribution Agreement include, among others, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Matters Agreement

the Tax Matters Agreement governs our and Worthington Steel’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

In general, Worthington Steel is responsible for all U.S. federal, state, local and foreign taxes that are (i) imposed with respect to tax returns that include both us and Worthington Steel, to the extent such taxes are attributable to Worthington Steel or its businesses for any tax period (or portion thereof) beginning after the Distribution, (ii) imposed with respect to tax returns that include only Worthington Steel (other than certain domestic income tax returns relating solely to tax periods ending on or before the Distribution Date), (iii) that are not required to be reported on a tax return but are attributable to Worthington Steel or its business and (iv) imposed as a result of any audit adjustment or redetermination or otherwise as a result of any tax contest to the extent such taxes are attributable to Worthington Steel or its business for any tax period. Taxes incurred by Worthington Steel or us relating to or arising out of any failure of the intended tax treatment of the Separation or Distribution will generally be shared equally by Worthington Steel and us. If, however, such failure is attributable to certain acts or omissions by Worthington Steel, inaccuracies, misrepresentations or misstatements relating to Worthington Steel or events involving its common shares or assets, Worthington Steel will generally bear such taxes. Worthington Steel also generally bears fifty percent (50%) of other taxes incurred by Worthington Steel or us relating to or arising out of the Separation and Distribution.

The Tax Matters Agreement requires Worthington Steel to comply with the representations, covenants and agreements made to legal counsel in connection with the tax opinion received regarding the intended tax treatment of the Separation and Distribution. The tax matters agreement also restricts Worthington Steel’s ability to take or fail to take any action if such action or failure to act could adversely affect the intended tax treatment. In particular, in the two years following the Distribution, Worthington Steel may be restricted from, among other things, (i) entering into transactions pursuant to which its equity would be issued or acquired, whether by merger or otherwise, (ii) ceasing to actively conduct certain of its businesses or (iii) disposing of more than a threshold amount of assets used in its business, in each case, unless Worthington Steel obtains a waiver from us or receives a private letter ruling from the IRS or an unqualified opinion of a nationally recognized tax advisor that such action will not cause a failure of the intended tax treatment. Notwithstanding receipt of such ruling or opinion, in the event that such action causes a failure of the intended tax treatment, Worthington Steel could be responsible for taxes arising therefrom.

Worthington Steel’s obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if Worthington Steel is not responsible for our tax liabilities under the tax matters agreement, Worthington Steel nonetheless could be liable under applicable tax law for such liabilities if we were to fail to pay them.

Employee Matters Agreement

The Employee Matters Agreement allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters.

Pursuant to the Employee Matters Agreement, from and after the effective time, we assume or retain all liabilities with respect to all of our employees and former employees and all of our compensation and employee benefit plans and arrangements, and Worthington Steel assumes or retains all liabilities with respect to all Worthington Steel employees and former employees and all Worthington Steel compensation and employee benefit plans and arrangements.

Incentive Award Adjustments. Pursuant to the Employee Matters Agreement, Worthington Enterprises incentive awards that are outstanding immediately prior to the Distribution are treated as follows in connection with the Distribution. The number of shares subject to (and in the case of stock options, the exercise price of) each award was adjusted in a manner intended to preserve the intrinsic value of each award immediately prior to the Distribution.

•

Stock Options. Effective as of the Distribution Date, each outstanding stock option covering shares of Worthington Enterprises that was held by (i) a current or former employee of Worthington Steel or (ii) by a current or former employee or other service provider of Worthington Enterprises, in each case, was converted into an option denominated in common shares of the entity to which such individual provides (or would have provided, but for such individual’s termination of service) services immediately following the Separation.

•

Restricted Stock. Effective as of the Distribution Date, each Worthington Enterprises restricted stock award and that was held by an employee or non-employee director of Worthington Enterprises was converted into a restricted stock award covering Worthington Enterprises shares and each Worthington Enterprises restricted stock award that is held by an employee, non-employee director (excluding any non-employee director who will also serve on the board of Worthington Enterprises immediately following the effective time of the Separation) or independent contractor of Worthington Steel was converted into a restricted stock award covering Worthington Steel shares.

•	Performance Awards. Effective as of the Distribution:

•

Each performance award with a performance period ending on May 31, 2024 or May 31, 2025 that was held by (i) a Worthington Enterprises employee or (ii) a Worthington Steel employee, who is, or who would be prior to the end of the applicable performance period, retirement eligible was converted into an award covering (x) a number of shares of the holder’s post-Distribution employer and (y) an amount in cash, in each case determined as of immediately prior to the effective time of the Separation based on actual achievement, as of the day immediately prior to the Distribution Date, of adjusted performance metrics, and vests in full as of immediately prior to the effective time and be paid or settled by the holder’s post-Distribution employer no later than March 15 of the year following the year in which such vesting date occurs.

•

Each performance award with a performance period ending on May 31, 2024 or May 31, 2025 that was held by (i) a Worthington Enterprises employee or (ii) a Worthington Steel employee who is not, and will not prior to the end of the applicable performance period be, retirement eligible was converted into an award covering (x) a number of shares of the holder’s post-Distribution employer and (y) an amount in cash, in each case based on actual achievement, as of the day immediately prior to the Distribution Date, of adjusted performance metrics and shall continue to be subject to vesting based on the applicable holder’s continued service with his or her post-Distribution employer.

•

Each performance award with a performance period ending on May 31, 2026 that was held by (i) a Worthington Enterprises employee or (ii) a Worthington Steel employee, were converted into an award covering cash and shares of the holder’s post-Distribution employer and will continue to be subject to the same terms and conditions following the effective time as applied to such award prior to the effective time of the Separation, subject to adjustment to the applicable performance goals and/or performance calculation methodology in order to reflect the Separation.

Cash Incentive Programs. Prior to or as soon as reasonably practicable following the Distribution Date, Worthington Steel will adopt programs providing cash incentives, commissions, annual performance bonuses, or similar cash payments that are substantially similar to those maintained by us immediately prior to the Distribution Date. In connection with the Distribution, Worthington Steel assumes responsibility for cash incentive payments to its current and former employees that are earned prior to the Distribution Date under the current Worthington Enterprises programs.

Retirement, Health and Welfare Plans. In connection with the Distribution, Worthington Steel employees will cease to participate in our 401(k) and health and welfare plans, and Worthington Steel will establish 401(k) and health and welfare plans that are substantially similar to Worthington Enterprises’ 401(k) and health and welfare plans for the benefit of Worthington Steel employees.

Non-Qualified Deferred Compensation Plans. In connection with the Distribution, Worthington Steel employees and Worthington Steel directors who cease to serve on our board cease to participate in our non-qualified deferred compensation plans, and Worthington Steel will establish deferred compensation plans for the benefit of such Worthington Steel employees and directors. The account balances of such Worthington Steel employees and directors that are not paid in connection with the Separation will be transferred from the Worthington Enterprises non-qualified deferred compensation plans to the Worthington Steel non-qualified deferred compensation plans.

Transition Services Agreement

Pursuant to the Transition Services Agreement, Worthington Steel and its subsidiaries and we and our subsidiaries will provide to each other various services on a transitional basis. The transition services include various services and functions, many of which currently use a shared technology platform, including human resources, payroll and certain information technology services. The charges for the transition services are generally expected to allow the providing company to fully recover all internal and external costs and expenses it actually incurs in connection with providing the service (including a reasonable allocation of overhead) and are based on pass-through billing, percent of use billing or fixed fee monthly billing.

The transition services are provided in the manner and at a level substantially consistent with that provided by the respective providing company in the 12-month period preceding the Distribution Date. The term for each of the transition services to be provided under the agreement is set forth in the service schedules, and it is anticipated that all of the services will expire within 18 months following the Distribution Date. The transition services are also terminable by the service provider in the event of an uncured payment default by the service recipient, or by the service recipient in the event of an uncured material breach by the service provider. The recipient of a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period of 45 days.

Trademark License Agreement

Pursuant to the Trademark License Agreement, we granted Worthington Steel a royalty-free, fully paid-up, perpetual, non-exclusive license to use certain trademarks owned by us in connection with Worthington Steel’s goods and services existing as of the Distribution Date. Worthington Steel is only licensed to use the term

WORTHINGTON as part of the WORTHINGTON STEEL composite mark, and is not permitted to use the term WORTHINGTON in a standalone form. Worthington Steel has the right to grant sublicenses in connection with its business activities, but not for the independent use by third parties. Worthington Steel also has the right to register and renew certain domain names. Worthington Steel is required to comply with our branding guidelines and quality control procedures. We may only terminate the trademark license agreement in the event of Worthington Steel’s uncured breach of the provisions of the agreement relating to ownership, protection or use of the licensed marks. Worthington Steel will indemnify us against any third-party claim arising out of Worthington Steel’s or its sublicensees’ provision of goods and services under the licensed marks and any of its or its sublicensees’ other uses of the licensed marks, except to the extent we are to indemnify Worthington Steel for such claims under the Separation and Distribution Agreement.

WBS License Agreement

Pursuant to the WBS License Agreement, we granted Worthington Steel a worldwide, non-exclusive, royalty-free, non-transferable license to use, solely in support of Worthington Steel’s business, the Worthington Business System (“WBS”). Worthington Steel is able to sublicense such license to its subsidiaries, and to service providers as necessary for their support of its business operations. We license the WBS to Worthington Steel “as-is,” with no warranties, as the WBS exists as of the Distribution. The term of the WBS license agreement is perpetual, with the license to Worthington Steel continuing unless we terminate for Worthington Steel’s material uncured breach of the agreement.

Steel Supply Agreement

Pursuant to the long-term Steel Supply Agreement, Worthington Steel will manufacture and supply us with certain flat rolled steel products ordered by us from time to time, and will provide us with certain related support services such as design, engineering/technical services, price risk management, scrap management, steel purchasing, supply chain optimization and product rework services, and other services at our request that are ancillary to the supply of products. Worthington Steel will manufacture the products in accordance with the agreed-upon specifications and quality requirements, which may be updated from time to time upon our request if Worthington Steel can reasonably accommodate the changes. We will purchase the products and services at prices to be calculated based on an arms’ length pricing mechanism specified in the agreement. We may terminate the steel supply agreement for convenience upon 180 days’ notice, immediately if Worthington Steel undergoes a change of control or upon its material, uncured breach. Worthington Steel may only terminate the steel supply agreement upon our uncured breach of our payment obligations. Worthington Steel will indemnify us against third-party claims arising out of Worthington Steel’s material breach of the agreement, manufacturing defects in the products supplied to us or Worthington Steel’s or its subcontractors’ gross negligence or willful misconduct in connection with the agreement. We will indemnify Worthington Steel against third-party claims arising out of our material breach of the agreement, a design defect in the products Worthington Steel supplies to us arising out of our specifications or our gross negligence or willful misconduct in connection with the agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On the Distribution Date, the Company completed the previously announced Separation of Worthington Steel. Effective as of 12:01 a.m., Eastern time, on the Distribution Date, 100% of the outstanding Worthington Steel common shares were distributed, on a pro rata basis, to our shareholders as of the close of business on the Record Date. On the Distribution Date, each of our shareholders received one common share of Worthington Steel for every one common share of the Company held by such shareholder on the Record Date.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2023, Kevin J. Chan, age 42, became Corporate Controller and the chief accounting officer of the Company. Steven R. Witt, who previously served as the Company’s Corporate Controller, assumed the same position with Worthington Steel as part of the Separation.

Mr. Chan joined the Company in November 2010 as Manager of Financial Reporting, and served as Director of Financial Reporting from November 2017 to November 2023. Prior to joining the Company, Mr. Chan served as Manager, External Reporting & Technical Accounting of Cardinal Health, for two years, and spent the three years prior to that in public accounting with KPMG LLP.

Mr. Chan has no family relationships with any of the current executive officers or any of the current directors of the Company. Neither Mr. Chan nor any of his immediate family members has had (nor does any propose to have) a direct or indirect material interest in any transaction in which the Company or any of the Company’s subsidiaries was (or is proposed to be) a participant, that would be required to be disclosed under Item 404(a) of SEC Regulation S-K.

In conjunction with his appointment as Corporate Controller of the Company, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the following new compensation arrangements for Mr. Chan:

Base Salary and Annual Short-Term Cash Incentive Bonus Award

Effective as of December 1, 2023, the base salary and annual short-term cash incentive bonus award for the twelve-month performance period ending May 31, 2024 for Mr. Chan were increased to the amounts set forth below.

	Short-Term Cash Incentive Bonus Award for the Period ending May 31, 2024(i)
Annual Base Salary	Threshold	Target	Maximum
$230,000	$57,500	$115,000	$230,000

(i)

The last three columns show the potential payouts (prorated for the portion of the performance period in which Mr. Chan serves in his new role) which can be earned under Mr. Chan’s short-term cash incentive bonus award based on achievement of specified levels of corporate performance for the twelve-month performance period ending May 31, 2024. The payouts which can be earned under the short-term cash incentive bonus award are tied to achieving specified levels (threshold, target and maximum) of corporate economic value added (“EVA”) and earnings per share (“EPS”) for the twelve-month performance period with each performance measure carrying a 50% weighting. For all calculations, restructuring and impairment charges and non-recurring items are to be excluded, and EPS results are to be adjusted to eliminate the impact of inventory holding gains and losses. If the performance level with respect to either performance measure falls between threshold and target or between target and maximum, the portion of the short-term cash incentive bonus award associated with that performance measure is prorated. If the threshold level is not reached for a performance measure, no short-term cash incentive bonus payout will be paid as to that performance measure. Any payouts under the short-term cash incentive bonus award will be made within a reasonable time following the end of the performance period. In the event of a change in control of the Company (followed by actual or constructive termination of Mr. Chan’s employment with the Company during the performance period), the short-term cash incentive bonus award would be considered to be earned and payouts made at target levels.

Long-Term Performance Awards

The Compensation Committee approved increasing the performance share award and the cash performance award for Mr. Chan under the Company’s 1997 Long-Term Incentive Plan for the three-fiscal-year performance period from June 1, 2021 to May 31, 2024 to the following amounts:

	Threshold	Target	Maximum
Performance Share Award	300 shares	600 shares	1,200 shares
Cash Performance Award	$37,500	$75,000	$150,000

Potential payouts (prorated for the portion of the performance period in which Mr. Chan serves in his new role) in respect of the long-term performance share award and the long-term cash performance award for Mr. Chan are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate EVA for the three-fiscal-year performance period and EPS growth over that performance period, with each performance measure carrying a 50% weighting. Restructuring and impairment charges and non-recurring items are to be excluded, and EPS results are to be adjusted to eliminate the impact of inventory holding gains or losses. If the performance level with respect to either performance measure falls between threshold and target or between target and maximum, the portion of the performance share award or the cash performance award associated with that performance measure is linearly prorated. If the threshold level is not reached for a performance measure, no portion of the cash performance award or the performance share award associated with that performance measure will be paid or distributed.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 1, 2023, the Company filed a certificate of amendment to amend its articles of incorporation (the “Amended Articles”) to change the name of the Company from “Worthington Industries, Inc.” to “Worthington Enterprises, Inc.” (the “Name Change”). The Amended Articles became effective on the Distribution Date and are filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On December 1, 2023, the Company issued a press release announcing the completion of the Separation and Distribution and the Name Change. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(b) Pro forma financial information.

Worthington Enterprises’ unaudited pro forma condensed consolidated financial statements and related notes thereto, giving effect to the Separation is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

2.1	Separation and Distribution Agreement, dated November 30, 2023, between Worthington Enterprises, Inc. and Worthington Steel, Inc.

3.1	Amended Articles of Incorporation of Worthington Enterprises, Inc.

10.1	Transition Services Agreement, dated November 30, 2023, between Worthington Enterprises, Inc. and Worthington Steel, Inc.

10.2	Tax Matters Agreement, dated November 30, 2023, between Worthington Enterprises, Inc. and Worthington Steel, Inc.

10.3	Employee Matters Agreement, dated November 30, 2023, between Worthington Enterprises, Inc. and Worthington Steel, Inc.

10.4	Trademark License Agreement, dated November 30, 2023, between Worthington Enterprises, Inc. and Worthington Steel, Inc.

10.5	WBS License Agreement, dated November 30, 2023, between Worthington Enterprises, Inc. and Worthington Steel, Inc.

10.6+	Steel Supply Agreement, dated November 30, 2023, between Worthington Enterprises, Inc. and Worthington Steel, Inc.

99.1	Press Release of Worthington Enterprises, Inc. dated December 1, 2023.

99.2	Unaudited pro forma condensed consolidated financial statements of Worthington Enterprises, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2023

WORTHINGTON ENTERPRISES, INC.

By:	/s/ Patrick J. Kennedy
Name:	Patrick J. Kennedy
Title	Vice President - General Counsel and Secretary